Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
July 30, 2003
News Media
	Timothy Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS MUCH IMPROVED
THIRD QUARTER RESULTS
AND RAISES FISCAL YEAR 2003 GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported a net loss of $2.6 million, or $0.05 per share, for the three months ended June 30, 2003. Third quarter results reflect an improvement of $11.5 million, or $0.24 per share, over the net loss reported for the same quarter of fiscal year 2002 of $14.2 million, or $0.29 per share. Reporting a net loss for quarters ending June 30 is typical due to the seasonal nature of the Company’s utility business and the corresponding reduced demand for natural gas during this period. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis and are based on weighted average common and common equivalent shares outstanding. For the first nine months of fiscal year 2003, the Company’s net income was $129.9 million, or $2.67 per share, more than double the net income of $61.8 million, or $1.27 per share, reported for the same period in fiscal year 2002.

     Commenting on third quarter results, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “The three-month period ended June 30, 2003 marks the third consecutive quarter of fiscal year 2003 that our results showed significant improvement over comparable periods of the prior year. Our utility segment continued to benefit from a combination of colder weather, new rates and an increase in customer meters. In addition to our impressive current period year-to-date financial results, we are pleased to report continued progress on the regulatory front with our rate filings in Maryland and the District of Columbia, and in achieving our strategic initiatives for sustained profitable growth.”

Summary Results
     The Company’s utility operations are weather sensitive, with a significant portion of revenue coming from deliveries of natural gas to residential and commercial heating customers. The utility segment reported a seasonal net loss of $3.4 million, or $0.07 per share, for the third quarter of fiscal year 2003, an improvement of $5.5 million, or $0.11 per share, over the same quarter in fiscal year 2002. This improvement reflects a 25 percent increase in firm deliveries due to colder

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com weather during the current quarter. Weather, as measured by heating degree days, was 32 percent colder than the same period of the prior fiscal year.

     The Company’s non-utility operations reported net income of $746,000, or $0.02 per share, for the third quarter of fiscal year 2003, an improvement of $6.1 million, or $0.13 per share, over the same quarter in fiscal year 2002. This improvement is primarily attributable to third quarter fiscal year 2002 after-tax charges totaling $10.2 million, or $0.21 per share. These charges related to operating losses and an impairment provision associated with a former investment in a residential heating ventilating and air conditioning (HVAC) business, and loan losses from a consumer finance business that has stopped accepting new loans and is expected to fully amortize its loan portfolio by 2005. The improved non-utility operating results in the current quarter also reflect reduced income taxes of $2.1 million, or $0.04 per share, recorded in the Company’s other non-utility activities resulting from current period adjustments reflecting the realization of tax benefits of capital loss carryforwards. Partially offsetting the favorable year-over-year comparisons were net losses totaling $1.1 million, or $0.03 per share, from the Company’s retail energy-marketing and commercial HVAC businesses, as compared to net income totaling $4.8 million, or $0.10 per share, for the same period in fiscal year 2002.

     For the first nine months of fiscal year 2003, the utility segment reported net income of $125.7 million, or $2.58 per share, a 70 percent improvement over net income of $74.0 million, or $1.52 per share, for the same period in fiscal year 2002. This improvement primarily reflects 37 percent colder weather, an increase in the number of customer meters and the impact of higher rates in effect for Virginia and Maryland. Results for the nine months ended June 30, 2003, also reflect an adjustment to income taxes in the first quarter of fiscal year 2003 that added to income $2.7 million, or $0.06 per share, and a gain of $2.5 million, or $0.05 per share, related to the sale of the Company’s headquarters property located in downtown Washington, D.C. Additionally, the first nine months of fiscal year 2002 included a loss of $0.04 per share incurred on a transaction with a bankrupt energy trader.

     The Company’s non-utility operations reported total net income of $4.3 million, or $0.09 per share, for the first nine months of fiscal year 2003, as compared to a net loss of $12.2 million, or $0.25 per share, for the corresponding period in fiscal year 2002. Included in the nine-month period of the prior fiscal year were after-tax charges totaling $20.4 million, or $0.41 per share, associated with the Company’s former investment in a residential HVAC business, and a consumer finance business that is no longer making new loans. Additionally, the current nine-month period reflects reduced income taxes of $2.1 million, or $0.04 per share, resulting from current quarter adjustments reflecting the realization of tax benefits of capital loss carryforwards, as well as an after-tax gain of $926,000, or $0.02 per share, resulting from the Company’s sale of its interest in a land development venture. Partially offsetting the favorable year-over-year comparisons were lower operating results of the Company’s retail energy-marketing and commercial HVAC businesses that together declined $6.4 million, or $0.13 per share, from the same period in fiscal year 2002.

Utility Results for the Quarter Ended June 30, 2003
      The utility segment’s seasonal net loss of $3.4 million, or $0.07 per share, for the current quarter represented an improvement of 62 percent over the same period last year. The year-over-year improvement primarily reflects an increase in total gas deliveries to firm customers that grew 36 million therms, or 25 percent, to 182 million therms during the current quarter. Driving this increase was 32 percent colder weather during the current three-month period, and a 2.6 percent increase in the number of customer meters. The current quarter was 42 percent colder than normal, as compared to seven percent colder than normal for the same period last year. The colder-than-normal weather in the quarter ended June 30, 2003 enhanced earnings per share by $0.08.

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com

     Also contributing to current period results were new rates that went into effect in Maryland on September 30, 2002, and in Virginia on November 12, 2002. The Virginia rate increase is subject to refund pending a final rate order. Tempering these year-over-year improvements were higher labor and benefit costs and depreciation expense.

Non-Utility Results for the Quarter Ended June 30, 2003
      The total net income for the Company’s non-utility operations of $746,000, or $0.02 per share, for the three months ended June 30, 2003, reflects an improvement of $6.1 million, or $0.13 per share, over the same period in fiscal year 2002. The inclusion of charges in the third quarter of fiscal year 2002 favorably impacted year-over-year comparisons. These charges included a $5.1 million after-tax loan loss provision associated with a consumer finance business that is no longer making new loans. Most of the loans were sold to banks with recourse to the Company. Additional charges included in the 2002 fiscal third quarter were a $3.0 million after-tax operating loss and a $2.1 million after-tax impairment provision associated with the Company’s former equity investment in a residential HVAC business. The Company terminated its investment in the residential HVAC business pursuant to a restructuring agreement that was finalized during the fourth quarter of fiscal year 2002; there has been no impact on fiscal year 2003 net income. The improved non-utility operating results also reflect reduced income taxes of $2.1 million, or $0.04 per share, resulting from current period adjustments reflecting the realization of tax benefits of capital loss carryforwards.

     The retail energy-marketing segment reported a net loss of $803,000, or $0.02 per share, for the current quarter, as compared to net income of $2.5 million, or $0.05 per share, for the same quarter in fiscal year 2002. The $3.3 million, or $0.07 per share, decrease in net income reflects reduced gross margins from natural gas sales due to a higher weighted average gas cost in the current quarter, partially offset by slightly higher gross margins from the sale of electricity. As of June 30, 2003, the retail energy-marketing segment supplied natural gas to 157,200 customers, a two percent increase over the same period last year. Electricity accounts totaled 79,000 at the end of the current quarter, an increase of 33 percent over the third quarter of fiscal year 2002. The Company’s commercial HVAC segment also reported a net loss for the current three-month period of $331,000, or $0.01 per share, down from net income of $2.3 million, or $0.05 per share, for the comparable 2002 period, principally reflecting reduced business activity and lower gross margins.

Utility Results for the Nine Months Ended June 30, 2003
      The utility segment’s net income of $125.7 million, or $2.58 per share, for the first nine months of fiscal year 2003 increased $51.7 million, or $1.06 per share, over the same nine-month period in 2002, due primarily to 37 percent colder weather. Weather was 20 percent colder than normal for the current nine-month period, as compared to 13 percent warmer than normal for the same period last year. Firm gas deliveries of 1.3 billion therms for the nine months ended June 30, 2003 represented an increase of 337 million therms, or 35 percent, over the corresponding period in 2002. The colder-than-normal weather in the nine months ended June 30, 2003, enhanced earnings per share by $0.54. New retail rates put into effect on September 30, 2002, in Maryland and on November 12, 2002 in Virginia also improved results. Additionally, the utility segment reflects an adjustment to income taxes in the current nine-month period that added $2.7 million to income, or $0.06 per share, and benefited from the sale in the second quarter of fiscal year 2003 of the Company’s Washington, D.C. headquarters property that resulted in an after-tax gain of $2.5 million, or $0.05 per share. Tempering these earnings improvements were higher labor and benefit costs, depreciation levels and increased expenses associated with uncollectible accounts. The 2002 nine-month period included an after-tax loss of $1.7 million, or $0.04 per share, incurred on a transaction with a bankrupt energy trader.

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com

Non-Utility Results for the Nine Months Ended June 30, 2003
      Total net income for the Company’s non-utility operations of $4.3 million, or $0.09 per share, for the first nine months of fiscal year 2003, represented an increase of $16.5 million, or $0.34 per share, over the corresponding period in 2002. The inclusion of charges in the first nine months of fiscal year 2002, for which there were not similar charges in the first nine months of fiscal year 2003, favorably impacted year-over-year comparisons. These charges included a $5.1 million after-tax loan loss provision associated with a consumer finance business that is no longer making new loans, and a $5.9 million after-tax operating loss and a $9.4 million after-tax impairment provision associated with the Company’s former equity investment in a residential HVAC business. Also contributing to the increase in income from non-utility segments were reduced income taxes of $2.1 million, or $0.04 per share, resulting from current quarter adjustments reflecting the realization of tax benefits of capital loss carryforwards, as well as an after-tax gain of $926,000, or $0.02 per share, resulting from the Company’s sale of its interest in a land development venture.

     Net income for the retail energy-marketing business was $2.9 million, or $0.06 per share, for the first nine months of fiscal year 2003, down $1.9 million, or $0.04 per share, from the same period in fiscal year 2002. Despite the seasonal storage flexibility and other risk mitigation strategies that this business utilizes to provide significant protection from the effects of warmer- and colder-than-normal weather, high gas prices that occurred in late February and early March of the current fiscal year were more extreme than the planning parameters prescribed in the Company’s risk management policy. Consequently, the colder-than-normal weather experienced in the 2003 second quarter resulted in the need to make additional purchases of natural gas in the spot market at a cost above its retail selling price to meet its commitments to customers, thereby significantly reducing net margins. Net margins from electricity sales increased due to increased volumes sold and a higher gross margin per kilowatt-hour. The commercial HVAC business reported a net loss of $947,000, or $0.02 per share, for the first nine months of fiscal year 2003, as compared to net income of $3.5 million, or $0.07 per share, for the same period last year, due to reduced business activity and lower gross margins.

Earnings Guidance
      Commenting on year-end results for fiscal year 2003, DeGraffenreidt said, “Looking forward to the year-end results, we are estimating our reported earnings per share, determined in accordance with generally accepted accounting principles, to be in the range of $2.18 to $2.28 per share for the fiscal year ending September 30, 2003. This range includes the $0.05 per share and the $0.02 per share gains recorded in the first nine months of fiscal year 2003 from the sale of the headquarters property and the sale of the interest in a land development venture, respectively. The range for fiscal year 2003 also includes projected reported earnings for our unregulated businesses of $0.07 to $0.09 per share. For the consolidated entity for the fourth quarter of fiscal year 2003, we estimate a seasonal net loss per share to range from $0.49 to $0.39. These estimates reflect assumptions about the ultimate resolution of the pending rate case in Virginia where rates are being collected subject to refund, no effects from the pending District of Columbia and Maryland rate applications, no adverse effect associated with the bankruptcy of Mirant Corporation and its subsidiaries on our energy-marketing operations, current natural gas price assumptions related to our retail energy-marketing segment for the balance of the fiscal year, and no other unusual items.”

Other Information
      The Company will hold a conference call at 10:30 a.m. Eastern time on July 31, 2003, to discuss its third quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the “Live Webcast” icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through August 31, 2003.

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com

     Headquartered in Washington, D.C., WGL Holdings, Inc. is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately 960,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial HVAC services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be reached. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     In addition to the factors previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.

     (Please see the following comparative statements for additional information.)

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com

WGL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

(Thousands, except per share data)	2003	2002	2003	2002	2003	2002

UTILITY OPERATIONS
Operating Revenues	$202,401	$163,696	$1,197,601	$809,746	$1,312,986	$928,313
Less: Cost of gas	101,539	82,839	660,838	398,572	721,415	457,377
Revenue taxes	7,434	3,240	33,250	22,884	37,915	25,883

Net Revenues	93,428	77,617	503,513	388,290	553,656	445,053

Other Operating Expenses
Operation and maintenance	53,875	51,696	165,054	151,014	219,101	198,879
Depreciation and amortization	21,315	18,735	62,119	54,434	80,606	71,875
General taxes	9,333	8,881	30,790	26,952	38,166	35,284
Income tax expense (benefit)	282	(4,681)	82,625	48,809	62,518	38,089

Total Other Operating Expenses	84,805	74,631	340,588	281,209	400,391	344,127

Utility Operating Income	8,623	2,986	162,925	107,081	153,265	100,926
NON-UTILITY OPERATING INCOME (EXPENSES)
Operating Revenues
Retail energy-marketing	163,189	135,532	559,822	437,541	718,147	541,332
Commercial HVAC	7,460	14,489	25,600	47,261	40,226	59,122
Other non-utility activities	105	475	1,225	1,559	1,584	2,676
Operating Expenses
Non-utility operating expenses	(173,084)	(150,881)	(584,782)	(480,595)	(758,760)	(596,339)
Equity loss in 50%-owned residential HVAC investment (pre-tax)	—	(5,051)	—	(7,873)	2,471	(9,525)
Residential HVAC impairment	—	(2,131)	—	(9,431)	—	(13,331)
Income tax (expense) benefit	2,990	2,265	583	59	(1,201)	599

Non-Utility Operating Income (Loss)	660	(5,302)	2,448	(11,479)	2,467	(15,466)
Total Operating Income (Loss)	9,283	(2,316)	165,373	95,602	155,732	85,460
Other income (expenses)	(134)	(327)	497	1,653	(799)	405

INCOME (LOSS) BEFORE INTEREST EXPENSE	9,149	(2,643)	165,870	97,255	154,933	85,865
Interest expense	11,459	11,212	34,935	34,453	46,359	45,894
Dividends on Washington Gas preferred stock	330	330	990	990	1,320	1,320

NET INCOME (LOSS)	$(2,640)	$(14,185)	$129,945	$61,812	$107,254	$38,651

AVERAGE COMMON SHARES OUTSTANDING - DILUTED	48,762	48,658	48,737	48,649	48,719	48,642

BASIC EARNINGS (LOSS) PER AVG COMMON SHARE	$(0.05)	$(0.29)	$2.67	$1.27	$2.21	$0.80

DILUTED EARNINGS (LOSS) PER AVG COMMON SHARE	$(0.05)	$(0.29)	$2.67	$1.27	$2.20	$0.80

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK —BY SEGMENT ($000):
Regulated utility	$(3,386)	$(8,855)	$125,655	$73,989	$103,387	$55,254
Major non-utility operations:
Retail energy-marketing	(803)	2,538	2,899	4,795	3,071	5,806
HVAC:
Commercial	(331)	2,300	(947)	3,537	(500)	3,843
Residential - operating loss	—	(2,968)	—	(5,913)	2,403	(6,935)
Residential - impairment	—	(2,131)	—	(9,431)	—	(13,331)

Total major non-utility	(1,134)	(261)	1,952	(7,012)	4,974	(10,617)

Other, principally non-utility activities	1,880	(5,069)	2,338	(5,165)	(1,107)	(5,986)

NET INCOME (LOSS)	$(2,640)	$(14,185)	$129,945	$61,812	$107,254	$38,651

WGL HOLDINGS, INC.
OTHER INFORMATION
Consolidated Financial and Operating Statistics

COMMON STOCK DATA

June 30, 2003	52 Week
Price	Price Range

$26.70	$28.79 - $19.25

	Earnings Per Share
	Twelve Months Ended June 30,
				Annualized
	2003	2002	P/E	Dividend	Yield

Basic	$2.21	$0.80	12.1	$1.28	4.8%
Diluted	$2.20	$0.80

FINANCIAL STATISTICS

	Twelve Months Ended

	June 30,	June 30,
	2003	2002

Return on Average Common Equity	13.0%	4.7%
Total Interest Coverage (times)	4.7	2.7
Book Value Per Share (end of period)	$17.51	$16.56
Common Shares Outstanding—end of period (thousands)	48,599	48,565

UTILITY GAS STATISTICS

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

	2003	2002	2003	2002	2003	2002

Operating Revenues (thousands )
Gas Sold and Delivered
Residential - Firm	$106,046	$84,009	$686,690	$466,719	$737,768	$515,844
Commercial and Industrial - Firm	38,920	27,555	222,997	143,826	242,406	163,914
Commercial and Industrial - Interruptible	2,616	1,329	8,545	5,749	9,740	7,500
Electric Generation	275	275	825	808	1,100	1,083

	147,857	113,168	919,057	617,102	991,014	688,341

Gas Delivered for Others
Firm	26,537	18,044	144,370	100,100	157,932	113,145
Interruptible	6,603	6,288	25,527	26,005	30,727	30,849
Electric Generation	102	149	306	319	680	529

	33,242	24,481	170,203	126,424	189,339	144,523

	181,099	137,649	1,089,260	743,526	1,180,353	832,864
Other	21,302	26,047	108,341	66,220	132,633	95,449

Total	$202,401	$163,696	$1,197,601	$809,746	$1,312,986	$928,313

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

	2003	2002	2003	2002	2003	2002

Gas Sales and Deliveries (thousands of therms)
Gas Sold and Delivered
Residential - Firm	76,027	71,001	619,718	472,618	656,343	507,794
Commercial and Industrial -Firm	35,194	30,115	223,147	172,609	244,455	195,242
Commercial and Industrial - Interruptible	2,890	2,034	10,226	8,799	12,073	11,641

	114,111	103,150	853,091	654,026	912,871	714,677

Gas Delivered for Others
Firm*	71,168	45,111	454,646	315,650	485,906	347,577
Interruptible	52,632	58,360	215,728	230,075	263,020	275,210
Electric Generation	14,942	28,821	52,159	65,189	156,179	129,349

	138,742	132,292	722,533	610,914	905,105	752,136

Total	252,853	235,442	1,575,624	1,264,940	1,817,976	1,466,813

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	141,153	115,253	625,901	524,978	710,640	597,350
Number of Customers (end of period)	157,200	154,500	157,200	154,500	157,200	154,500
Electricity Sales
Electricity Sales (thousands of kWhs)	1,719,393	1,710,820	5,450,479	4,228,965	7,709,650	5,418,113
Number of Accounts (end of period)	79,000	59,600	79,000	59,600	79,000	59,600
UTILITY GAS PURCHASED EXPENSE
(excluding off system)	78.58 ¢	60.41 ¢	67.96 ¢	53.03 ¢	67.98 ¢	53.45 ¢
HEATING DEGREE DAYS
Actual	431	326	4,537	3,303	4,538	3,347
Normal	304	306	3,782	3,797	3,799	3,813
Percent Colder (Warmer) than Normal	41.8%	6.5%	20.0%	(13.0%)	19.5%	(12.2%)
Number of Customer Meters (end of period)	958,088	933,636	958,088	933,636	958,088	933,636

*Excludes wholesale therm deliveries to an unaffiliated company.

WGL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,

(Thousands)	2003	2002

ASSETS
Property, Plant and Equipment
At original cost	$2,532,995	$2,441,111
Accumulated depreciation and amortization	(903,167)	(862,074)

	1,629,828	1,579,037

Current Assets
Cash and cash equivalents	6,551	8,449
Accounts receivable, net	258,434	210,353
Storage gas—at cost (first-in, first-out)	88,546	54,349
Other	58,526	43,909

	412,057	317,060
Deferred Charges and Other Assets	140,135	160,537

Total Assets	$2,182,020	$2,056,634

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	850,902	804,432
Long-term debt	623,305	629,599

	1,502,380	1,462,204

Current Liabilities
Notes payable and current maturities of long-term debt	66,619	72,463
Accounts payable	167,951	124,984
Other	128,090	82,400

	362,660	279,847
Deferred Credits	316,980	314,583
Total Capitalization and Liabilities	$2,182,020	$2,056,634